Exhibit 99.1

BKV Corporation Reports Fourth Quarter and Full Year 2025 Results

DENVER, Colorado – February 25, 2026 - BKV Corporation (NYSE: BKV) (“BKV” or the “Company”), today reported financial and operational results for the fourth quarter and full year 2025, as well as provided guidance for the first quarter and full year 2026.

Fourth Quarter 2025 Highlights
•Net income attributable to BKV of $70.4 million, or $0.75 per diluted share
•Adjusted Net Income of $26.6 million, or $0.29 per diluted share
•Combined Adjusted EBITDAX attributable to BKV of $109.3 million (includes implied 50% proportionate share of Power JV Adjusted EBITDA of $15.3 million)
•Net cash provided by operating activities of $69.4 million
•Net cash provided by operating activities before working capital of $53.0 million
•Accrued capital expenditures of $102.1 million
•Adjusted Free Cash Flow attributable to BKV of $(18.2) million
•Average net production of 939.7 MMcfe/d
•Total power generation of 1,864 GWh from the Power JV’s Temple Plants; capacity factor of 57.2%
•Barnett Zero quarterly sequestration of approximately 25,100 metric tons of CO2
•Announced agreement to acquire incremental 25% ownership of Power JV, which closed January 30, 2026
•Completed a public offering of 6.9 million shares of common stock for net proceeds of $170.1 million.

Full Year 2025 Highlights
•Net income attributable to BKV of $173.1 million, or $1.98 per diluted share
•Adjusted Net Income of $121.6 million, or $1.40 per diluted share
•Combined Adjusted EBITDAX attributable to BKV of $390.0 million (includes implied 50% proportionate share of Power JV Adjusted EBITDA of $63.3 million)
•Net cash provided by operating activities of $242.7 million
•Net cash provided by operating activities before working capital of $230.0 million
•Accrued capital expenditures of $318.5 million
•Adjusted Free Cash Flow attributable to BKV of $1.3 million
•Average net production of 835.5 MMcfe/d
•Total power generation of 7,611 GWh from the Power JV’s Temple Plants; capacity factor of 59.0%
•Barnett Zero annual sequestration of approximately 138,300 metric tons of CO2

“2025 marked our first full year as a public company and a pivotal step forward in executing BKV’s closed-loop strategy,” said Chris Kalnin, Chief Executive Officer of BKV. “We delivered on our promises by achieving several key milestones, including closing our CCUS joint venture with Copenhagen Infrastructure Partners, completing the Bedrock acquisition, expanding our ownership in the Power JV, and strengthening our balance sheet through our inaugural bond offering and first follow-on equity issuance.”

“As we look ahead to 2026, we remain focused on delivering disciplined growth across our platform, with an emphasis on continued meaningful progress toward a power purchase agreement,” continued Kalnin. “By leveraging our assets across the energy value chain, we are well positioned to capitalize on key energy megatrends, deliver differentiated solutions to our customers, and create risk-adjusted, long-term value for our shareholders.”

Financial Results

Fourth Quarter 2025
For the three months ended December 31, 2025, total revenues and other operating income for BKV were $330.1 million (including realized hedging losses of $18.8 million and unrealized hedging gains of $89.0 million) and losses from the Power JV were $5.7 million. Net income attributable to BKV for the period was $70.4 million, or $0.75 per diluted share. For the three months ended December 31, 2025, Adjusted Net Income was $26.6 million, Adjusted EBITDAX was $94.8 million, Combined Adjusted EBITDAX attributable to BKV was $109.3 million and Adjusted Free Cash Flow attributable to BKV was negative $18.2 million.

Average realized natural gas price for the fourth quarter of 2025 was $2.86/MMBtu, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized price was $2.56/MMBtu. Average realized NGL price for the fourth quarter of 2025 was $17.51/Bbl, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized NGL price was $18.36/Bbl. On a natural gas equivalent basis, average realized price in the fourth quarter of 2025 was $2.88/Mcfe, excluding the impact of derivatives. Including the impact of cash settled hedges, average natural gas equivalent realized price was $2.67/Mcfe.
Full Year 2025
For the year ended December 31, 2025, total revenues and other operating income for BKV were $1.0 billion (including realized hedging losses of $8.1 million and unrealized hedging gains of $113.2 million) and earnings from the Power JV were $14.9 million. Net income attributable to BKV for the period was $173.1 million, or $1.98 per diluted share. For the year ended December 31, 2025, Adjusted Net Income was $121.6 million, Adjusted EBITDAX was $328.9 million, Combined Adjusted EBITDAX attributable to BKV was $390.0 million and Adjusted Free Cash Flow attributable to BKV was $1.3 million.
Average realized natural gas price for the year ended December 31, 2025 was $2.78/MMBtu, excluding the impact of hedges. Including the impact of cash settled hedges, average realized price was $2.75/MMBtu. Average realized NGL price for the year ended December 31, 2025 was $17.00/Bbl, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized NGL price was $16.84/Bbl. On a natural gas equivalent basis, average realized price for the year ended December 31, 2025 was $2.81/Mcfe, excluding the impact of derivatives. Including the impact of cash settled hedges, average natural gas equivalent realized price was $2.79/Mcfe.

	Three Months Ended December 31,		Year Ended December 31,
($ Millions, except EPS and Adjusted Free Cash Flow Margin)(1)	2025	2024	2025	2024
Net income (loss) attributable to BKV	$70.4	$(57.5)	$173.1	$(142.9)
Adjusted Net Income (Loss), non-GAAP	$26.6	$(4.9)	$121.6	$(24.1)
Adjusted EBITDAX, non-GAAP	$94.8	$71.9	$328.9	$231.8
Combined Adjusted EBITDAX attributable to BKV, non-GAAP	$109.3	$72.4	$390.0	$265.7
Net income (loss) per common share attributable to BKV, diluted	$0.75	$(0.68)	$1.98	$(2.00)
Adjusted EPS, non-GAAP	$0.29	$(0.06)	$1.40	$(0.34)
Adjusted Free Cash Flow attributable to BKV, non-GAAP	$(18.2)	$5.4	$1.3	$91.6
Adjusted Free Cash Flow Margin attributable to BKV, non-GAAP	(7.0)%	3.1%	0.1%	14.9%
Net income (loss)	$71.1	$(57.5)	$174.8	$(142.9)
Net cash provided by operating activities	$69.4	$43.8	$242.7	$118.5
Adjusted Free Cash Flow, non-GAAP	$(25.0)	$5.4	$(21.9)	$91.6
Adjusted Free Cash Flow Margin, non-GAAP	(9.6)%	3.1%	(2.4)%	14.9%
Earnings (losses) from the Power JV	$(11.3)	$(34.1)	$29.8	$21.1
Capital expenditures (accrued)
Development (2)	$78.4	$43.4	$244.6	$82.0
CCUS and other	$23.7	$16.9	$73.9	$35.6
Total capital expenditures (accrued)	$102.1	$60.3	$318.5	$117.6
____________________________________________________

(1) Adjusted Net Income (Loss), Adjusted EBITDAX, Combined Adjusted EBITDAX attributable to BKV, Adjusted EPS, Adjusted Free Cash Flow attributable to BKV, and Adjusted Free Cash Flow Margin attributable to BKV are each non-GAAP financial measures. For a definition of each of these non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their most directly comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.
(2) Excludes asset retirement obligation expenditures of $0.2 million and $0.7 million for the three months ended December 31, 2025 and 2024, respectively, and $1.0 million and $1.7 million for the years ended December 31, 2025 and 2024, respectively.

“2025 was a year of disciplined growth for BKV, as we grew production, advanced our CCUS platform, and funded our strategic priorities while maintaining a strong balance sheet,” said David Tameron, Chief Financial Officer of BKV. “We exited the year with substantial liquidity and healthy leverage, reflecting both strong operational execution and prudent capital management.”

“During the year, we also successfully executed two major capital markets transactions—our inaugural $500 million bond offering and our first follow-on equity issuance—further strengthening our capital structure and expanding our float,” continued Tameron. “These actions position us well as we enter 2026 with the capacity to support continued growth and long-term value creation.”

Operational Results
Fourth Quarter and Full Year 2025
Power JV

BKV-BPP Power’s Income Statement (1)	Three Months Ended December 31,		Year Ended December 31,
($ Millions)	2025	2024	2025	2024
Total revenues, net	$110.3	$67.0	$523.5	$459.9
Depreciation and amortization	9.6	9.5	38.3	38.0
Operating expenses	98.0	74.8	399.2	331.4
Income (loss) from operations	2.7	(17.4)	86.1	90.5
Interest expense	(15.3)	(17.5)	(63.3)	(72.9)
Other income (loss)	1.2	0.8	7.0	3.5
Net income (loss)	$(11.3)	$(34.1)	$29.8	$21.1
Power JV Adjusted EBITDA	$30.6	$0.9	$126.5	$67.9
______________________________________________________
(1) This table reflects the financial information of the Power JV. Amounts are obtained from or based on its unaudited financial statements for the three months ended December 31, 2025 and 2024, or its audited financial statements for the years ended December 31, 2025 and 2024, as applicable. As of December 31, 2025, BKV owned a 50% interest in the Power JV.

On January 30, 2026, BKV closed the acquisition of an additional 25% interest in the Power JV, increasing its ownership in the JV to 75%. The increased ownership position will allow BKV to consolidate the Power JV’s financial results providing enhanced visibility to investors. The transaction aligns with BKV’s power growth aspirations, strategically positioning the company to take advantage of significant power demand growth in the ERCOT market.

During the quarter, the Power JV remained focused on optimizing operations at Temple I and II to enhance cash flow and improve capacity utilization. The Company has engaged an advisor and is actively evaluating potential power purchase agreement proposals, with discussions ongoing with multiple prospective counterparties.
For the fourth quarter 2025, the Temple I and II power plants reported capacity factors of 56.1% and 58.4%, respectively, with total power generation of 1,864 GWh. Average power pricing was $49.69/MWh and average natural gas cost was $3.55/MMBtu, resulting in an average spark spread of $24.54/MWh.
For the full year ended December 31, 2025, the Temple I and II power plants reported total power generation of 7,611 GWh, for a combined annual capacity factor of 59.0%. Average power pricing was $48.86/MWh and average natural gas cost was $3.31/MMbtu, resulting in an average spark spread of $25.36/MWh for the year.
The fourth quarter 2025 weather in Texas was characterized by moderate October and November temperatures, as expected for the shoulder season, but strong cold weather events in December drove favorable pricing as compared to forecast. Outperformance in December resulted in Power JV Adjusted EBITDA above the high end of the guidance range for the quarter.
BKV’s implied proportionate share of the Power JV’s net losses for the three months ended December 31, 2025 was $5.7 million, compared to loss of $17.2 million for the three months ended December 31, 2024, and earnings of $14.9 million for the year ended December 31, 2025, compared to earnings of $10.4 million for the year ended December 31, 2024.
BKV’s implied proportionate share of Power JV Adjusted EBITDA was $15.3 million for the three months ended December 31, 2025 compared to $0.5 million for the three months ended December 31, 2024, and $63.3 million for the year ended December 31, 2025, compared to $34.0 million for the year ended December 31, 2024.
BKV remains confident in long-term power market fundamentals, driven by accelerating demand from AI and data center development, and views execution of a power purchase agreement as a natural next step following the consolidation of the Power JV into its financial results in the first quarter of 2026.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Temple I capacity factor	56.1%	44.0%	59.2%	58.1%
Temple II capacity factor	58.4%	30.9%	58.7%	55.1%
Total power generation (GWh)	1,864	1,228	7,611	7,360
Average power price ($/MWh)	$49.69	$36.90	$48.86	$37.76
Average natural gas cost	$3.55	$2.50	$3.31	$2.26
Average spark spread	$24.54	$19.37	$25.36	$21.96
Carbon Capture Utilization and Sequestration (“CCUS”)
The Barnett Zero Project sequestered approximately 25,100 and 138,300 metric tons of CO2 during the three months ended December 31, 2025 and the year ended December 31, 2025, respectively. Since start-up in November 2023, the project has sequestered approximately 311,600 metric tons of CO2 through December 31, 2025.
The Eagle Ford and Cotton Cove Projects remain on schedule, with first injection still targeted for 1Q26 and 1H26 respectively. These projects are expected to achieve sequestration rates of approximately 90,000 and 32,000 metric tons per year of CO₂, respectively, and have received EPA approval of their monitoring, reporting, and verification (MRV) plans. For additional information regarding key assumptions and risks associated with our CCUS business, please see the “Risk Factors” section of our Annual Report on Form 10-K.
The East Texas Project reached an internal final investment decision (FID) on December 11, 2025. This milestone reflects completion of key commercial, technical, and internal alignment work and positions the project to advance into execution planning. BKV forecasts that approximately 70,000 metric tons per year of CO₂ could be captured from the project. The East Texas Project is the second CCUS project BKV is developing with a leading diversified midstream company and would represent the fourth project in the Company’s current modular line of identified potential natural gas processing-related CCUS projects, following the previously announced Eagle Ford Project, subject to execution of definitive agreements on acceptable terms and timelines.
In addition, on February 24, 2026, BKV executed definitive agreements with Comstock Resources to advance the previously announced CCUS projects at Comstock’s Bethel and Marquez natural gas processing facilities in the Western Haynesville. The projects are expected to include the development of CCUS injection wells designed to permanently sequester carbon dioxide associated with Comstock’s natural gas production operations in East Texas, combining BKV’s proven carbon capture capabilities with Comstock’s leading Haynesville position. The execution of these agreements represents another important step in accelerating deployment of our CCUS portfolio and scaling the business toward our targeted 1.5 million tons per annum injection run-rate by 2028.
The Company’s previously announced Class VI well permit applications remain under regulatory review.
BKV is also continuing Front-End Engineering Design (FEED) studies regarding CO2 capture from combined cycle natural gas turbines, like those at our Temple location, to further delineate capital and operating costs of such facilities. These studies are expected to be completed in 2026 and are intended to further inform potential power-related CCUS development opportunities across the Company’s portfolio.

Upstream & Midstream
Total hydrocarbon production for the three months ended December 31, 2025 was 939.7 MMcfe/d, which consisted of 81% natural gas and 19% NGLs. This is compared to total production for the three months ended December 31, 2024 of 774.5 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. Fourth quarter production exceeded the previously guided range of 885-935 MMcfe/d due to several factors, including continued efficiency gains on the D&C program and less winter downtime than forecast.
For the year ended December 31, 2025, total hydrocarbon production was 835.5 MMcfe/d, which consisted of 80% natural gas and 20% NGLs. This is compared to total hydrocarbon production of 788.0 MMcfe/d for the year ended December 31, 2024, which consisted of 79% natural gas and 21% NGLs.
The increase in production volumes for the fourth quarter and full year 2025 compared to the same periods in 2024 was primarily driven by the closing of the Bedrock acquisition in the third quarter of 2025 and increased development activity. The increased development activity during 2025 reflected the Company’s response to an improved commodity price environment.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Production
Net production per day (MMcfe/d)	939.7	774.5	835.5	788.0
Natural gas (MMcf)	70,159	56,469	242,935	228,682
NGL (MBbls)	2,683	2,443	10,181	9,858
Oil (MBbls)	33	21	159	96
Total (MMcfe)	86,455	71,253	304,975	288,406
Natural Gas Pricing ($/Mcf)
Average NYMEX Henry Hub price	$3.55	$2.79	$3.43	$2.27
Differential	$(0.69)	$(0.69)	$(0.65)	$(0.58)
Average realized prices, excluding derivatives	$2.86	$2.10	$2.78	$1.69
Average realized prices, including derivatives (1)	$2.56	$2.23	$2.75	$2.10
NGLs ($/Bbl)
Average realized prices, excluding derivatives	$17.51	$17.76	$17.00	$16.79
Average realized prices, including derivatives (1)	$18.36	$17.30	$16.84	$17.19
Oil ($/Bbl)
Average realized prices	$52.61	$61.33	$59.50	$68.81
Average Operating Cash Costs ($/Mcfe)
Lease operating and workover	$0.54	$0.49	$0.50	$0.47
Taxes other than income	$0.18	$0.04	$0.17	$0.12
Gathering and transportation costs	$0.81	$0.80	$0.82	$0.77
Total	$1.53	$1.33	$1.49	$1.36
(1) The impact of derivative prices excludes $13.3 million of gains on derivative contract terminations for the year ended December 31, 2024.
Capital Expenditures
Accrued capital expenditures in the fourth quarter of 2025 were $102.1 million, which included $78.4 million for development capital and $23.7 million for CCUS and other expenditures. Accrued capital expenditures for the same period in 2024 were $60.3 million, which included $43.4 million for development capital and $16.9 million for CCUS and other expenditures.
Accrued capital expenditures for the year ended December 31, 2025 were $318.5 million, which included $244.6 million for development capital and $73.9 million for CCUS and other expenditures. Accrued capital expenditures for the same period in 2024 were $117.6 million, which included $82.0 million for development capital and $35.6 million for CCUS and other expenditures.
Liquidity
As of December 31, 2025, BKV had cash and cash equivalents of $199.4 million.
Total debt as of December 31, 2025 was $500 million, which was made up of the 2030 Senior Notes. Net debt as of December 31, 2025 was $300.6 million, and net leverage ratio was 0.92x.
As of December 31, 2025, total liquidity for BKV was $984.4 million, which consists of $199.4 million in cash and cash equivalents and $785.0 million available under the Company’s RBL. RBL availability as of December 31, 2025, is based on the elected commitment amount of $800.0 million, less $15.0 million of letters of credit.
2026 Guidance

	Q1 2026	FY 2026
Accrued Capital Expenditures and Net Production ($ Millions)
Development (1)	$70 - $100	$200 - $280
Power - Strategic & Maintenance (1), (2)	$0 - $10	$120 - $160
CCUS and other (2)	$15 - $30	$90 - $120
Total capital expenditures	$85 - $140	$410 - $560

Net production (MMcfe/d)	900 - 930	915 - 955

Per Unit Operating Costs ($/Mcfe)
Lease operating and workover	$0.50 - $0.54	$0.49 - $0.53
Gathering, compression, processing, and transport (GCPT)	$0.80 - $0.84	$0.80 - $0.84
Upstream general and administrative (excl. stock comp)	$0.20 - $0.25	$0.20 - $0.25

Other General and Administrative Costs
General and administrative (Power, CCUS, & Other)	$15 - $18	$53 - $63
General and administrative (stock comp)	$4 - $6	$15 - $25

Commodity Prices
Average natural gas differential (3), (4)	$(1.05) - $(1.25)	$(0.65) - $(0.85)
NGL % of WTI	~ 27%	~ 24%

Power ($ Millions)
Power JV Adjusted EBITDA	$25 - $35	$135 - $175
_________________________________
(1) 2026 maintenance capital: Upstream ~$200 million; Power ~$5 million
(2) Expecting $50 million - $70 million in JV partner capital contributions
(3) Differential includes $0.15/Mcfe - $0.20/Mcfe of gathering, compression, processing, and transport
(4) Differential includes $0.05/Mcfe - $0.15/Mcfe of ethane rejection impacts in the first half of 2026

Full Year and Fourth Quarter 2025 Earnings Conference Call
The Company plans to host a conference call to discuss results today, February 25, 2026 at 10 AM EST. To access the conference call, participants may dial (877) 407-0779 (US) or (201) 389-0914 (international). Participants can also listen to a live webcast of the call by going to the Investors section on the BKV website at www.ir.bkv.com. A replay will be available shortly after the live conference call and can be accessed on the Company’s website or by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13757549. The replay will be available for 30 days after the call.

About BKV Corporation
BKV Corporation (NYSE: BKV) is a forward-thinking, growth-driven energy company focused on the sustainable development and delivery of low-carbon energy solutions and baseload power. As the largest natural gas producer by gross operated volume in the Barnett Shale, BKV is strategically expanding an end-to-end value chain that leverages its assets in upstream production, midstream infrastructure, natural gas-fired power generation and carbon capture, utilization and storage (CCUS). Through this innovative, closed-loop approach, BKV solves customers’ toughest energy challenges, meeting growing power demand and enabling sustainable growth for the future. Headquartered in Denver, Colorado, BKV is committed to driving long-term, risk adjusted shareholder value by optimizing and scaling our closed-loop energy platform for a carbon neutral future. For more information, visit the BKV website at www.bkv.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are not historical facts, include statements regarding BKV’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and often contain words such as “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “budget,” “plan,” “seek,” “aspire,” “envision,” “forecast,” “target,” “predict,” “may,” “should,” “would,” “could,” “will,” and similar expressions. Actual results including financial and operating performance, and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. Such forward-looking statements include, but are not limited to, statements about the amount and timing of capital expected to be contributed to our joint ventures by our joint venture partners, the anticipated benefits, opportunities and results with respect to the BKV-BPP Power Joint Venture Transaction and the Bedrock Acquisition, including any expected value creation from the BKV-BPP Power Joint Venture Transaction or the Bedrock Acquisition, and any reserves additions, midstream opportunities and other anticipated impacts from the Bedrock Acquisition, anticipated efficiencies, power plant reliability, and strategic growth and power purchase agreement opportunities relating to the BKV-BPP Power Joint Venture and the BKV-BPP Power Joint Venture Transaction, as well as guidance, projected or forecasted financial and operating results, future liquidity, leverage, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. All forward-looking statements, expressed or implied, in this press release are based only on information currently available to BKV and speak only as of the date on which they are made. BKV undertakes no obligation to release publicly any update to any of these forward-looking statements except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding significant transaction costs associated with the Company’s acquisitions, including the Power JV transaction and the Bedrock acquisition; the risk of litigation and/or regulatory actions related to the Company’s acquisitions, including the Power JV transaction and the Bedrock acquisition; our ability to successfully fund, pursue and develop our CCUS business; expected increase in demand for power generation, and our ability to serve that demand from our power business, our ability to develop, market and sell our carbon sequestered gas product; and management's outlook guidance or forecasts of future events, including projected capital expenditures, production volumes, operating costs, pricing differentials, and Power JV Adjusted EBITDA. For further discussions of risks and uncertainties applicable to forward-looking statements, you should refer to BKV’s filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of BKV’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Investor Contacts:
Michael Hall
BKV Corporation
Vice President, Investor Relations
InvestorRelations@bkvcorp.com

Caldwell Bailey

ICR, Inc.
BKVIR@ircinc.com

BKV CORPORATION
CONSOLIDATED BALANCE SHEETS
($ thousands, except per share amounts)
(Unaudited)

	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$199,412	$14,868
Accounts receivable, net	100,459	50,478
Accounts receivable, related parties	11,559	15,371
Prepaid expenses	6,419	7,638
Inventory	6,072	6,255
Commodity derivative assets, current	61,782	—
Other current assets	2,176	—
Total current assets	387,879	94,610
Natural gas properties and equipment
Developed properties	2,965,638	2,315,167
Undeveloped properties	13,182	10,757
Midstream assets	277,974	276,644
Accumulated depreciation, depletion, and amortization	(849,464)	(714,287)
Total natural gas properties, net	2,407,330	1,888,281
Other property and equipment, net	137,739	97,300
Goodwill	18,417	18,417
Investment in the Power JV	130,068	115,173
Commodity derivative assets	26,432	—
Other noncurrent assets	21,842	17,307
Total assets	$3,129,707	$2,231,088

Liabilities, mezzanine equity, and equity
Current liabilities
Accounts payable and accrued liabilities	$206,934	$121,366
Contingent consideration payable	—	20,000
Income taxes payable to related party	810	1,438
Commodity derivative liabilities	—	20,277
Other current liabilities	10,147	3,124
Total current liabilities	217,891	166,205
Asset retirement obligations	230,372	198,795
Commodity derivative liabilities	5,767	47,357
Deferred tax liability, net	123,355	88,688
Long-term debt, net	486,777	165,000
Other noncurrent liabilities	5,223	5,469
Total liabilities	1,069,385	671,514
Commitments and contingencies
Mezzanine equity
Noncontrolling interest	12,951	—
Stockholders' equity
Common stock, $0.01 par value; 500,000 authorized shares; 96,872 and 84,600 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1,635	1,512
Treasury stock, shares at cost; 214 shares as of December 31, 2025 and 2024	(6,663)	(6,663)
Additional paid-in capital	1,754,930	1,447,671
Retained earnings	288,764	117,054
Total stockholders' equity	2,038,666	1,559,574
Noncontrolling interest	8,705	—
Total equity	2,047,371	1,559,574
Total liabilities, mezzanine equity, and equity	$3,129,707	$2,231,088

BKV CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
($ thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues and other operating income
Natural gas, NGL, and oil sales	$249,307	$163,077	$857,597	$557,570
Midstream revenues	2,364	2,392	10,456	12,560
Derivative gains (losses), net	70,174	(58,295)	105,081	(34,152)
Marketing revenues	2,797	1,963	12,304	10,668
Gain on sale of business	—	—	—	7,080
Gains (losses) on sales of assets, net	(33)	3,819	(1,805)	3,523
Related party revenues	462	451	1,760	3,080
Section 45Q tax credits	2,131	3,767	11,752	14,021
Other	2,885	2,608	11,664	6,631
Total revenues and other operating income	330,087	119,782	1,008,809	580,981
Operating expenses
Lease operating and workover	46,722	34,763	152,873	136,991
Taxes other than income	15,493	3,106	50,762	35,009
Gathering and transportation	70,208	56,765	250,849	222,391
Depreciation, depletion, amortization, and accretion	41,568	48,688	157,464	217,533
General and administrative	37,846	30,930	124,355	104,473
Other	17,628	1,799	54,893	19,385
Total operating expenses	229,465	176,051	791,196	735,782
Income (loss) from operations	100,622	(56,269)	217,613	(154,801)
Other income (expense)
Gains (losses) on contingent consideration liabilities	—	(297)	—	9,676
Earnings (losses) from equity affiliate	(5,658)	(17,179)	14,895	10,423
Loss on early extinguishment of debt	—	—	—	(13,877)
Interest expense	(11,661)	(5,139)	(28,646)	(45,582)
Interest expense, related party	—	—	—	(5,181)
Interest income	991	253	1,576	3,859
Other income	3,493	7,639	4,837	9,008
Income (loss) before income taxes	87,787	(70,992)	210,275	(186,475)
Income tax benefit (expense)	(16,725)	13,535	(35,431)	43,605
Net income (loss)	71,062	(57,457)	174,844	(142,870)
Less: net income attributable to noncontrolling interest	686	—	1,712	—
Net income (loss) attributable to BKV	$70,376	$(57,457)	$173,132	$(142,870)

Net income (loss) per common share attributable to BKV:
Basic	$0.76	$(0.68)	$1.98	$(2.00)
Diluted	$0.75	$(0.68)	$1.98	$(2.00)

Weighted average number of common shares outstanding:
Basic	92,071	84,387	86,581	71,288
Diluted	92,671	84,387	86,823	71,288

BKV CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ thousands)
(Unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$174,844	$(142,870)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization, and accretion	158,952	217,892
Equity-based compensation expense	12,845	16,316
Deferred income tax (benefit) expense	36,435	(44,811)
Unrealized (gains) losses on derivatives, net	(113,164)	146,679
Gains on contingent consideration liabilities	—	(9,676)
Settlement of contingent consideration	(20,000)	(20,000)
Proceeds from the sale of call options	—	23,502
Payments for the purchase of put options	(16,206)	—
Write-off of capitalized software costs	5,643	—
Gain on sale of business	—	(7,080)
(Gains) losses on sale of assets, net	1,805	(3,523)
Transaction costs from sale of business	—	(3,461)
Earnings from equity affiliate	(14,895)	(10,423)
Loss on early extinguishment of debt	—	13,877
Other, net	3,692	(3,874)
Changes in operating assets and liabilities:
Accounts receivable, net	(35,462)	(4,652)
Accounts receivable, related party	3,812	(14,812)
Accounts payable and accrued liabilities	46,720	(32,165)
Other changes in operating assets and liabilities	(2,314)	(2,381)
Net cash provided by operating activities	242,707	118,538
Cash flows from investing activities:
Asset acquisition	(272,096)	—
Cash acquired in consolidation of BKV-BPP Cotton Cove	2,077	—
Capital expenditures	(300,165)	(100,916)
Proceeds from sale of business	—	132,571
Proceeds from sales of assets	6,876	5,060
Other investing activities, net	(1,595)	(649)
Net cash provided by (used in) investing activities	(564,903)	36,066
Cash flows from financing activities:
Proceeds from issuance of common stock in initial public offering, net of underwriting discounts and commissions	—	265,661
Proceeds from the issuance of common stock, net of underwriting discounts and commissions	170,635	—
Proceeds on long-term debt	500,000	—
Payments on notes payable to related party	—	(75,000)
Proceeds under RBL Credit Agreement	577,000	580,000
Payments on RBL Credit Agreement	(742,000)	(415,000)
Payment on term loan agreement	—	(456,000)
Payment of debt issuance costs	(15,869)	(8,054)
Proceeds from draws on credit facilities	—	44,000
Payments on credit facilities	—	(171,000)
Payments of deferred offering costs	—	(3,879)
Debt extinguishment costs	—	(10,213)
Net share settlements, equity-based compensation	(1,619)	(53,239)
Cash distributions to noncontrolling interest	(1,225)	—
Cash contributions from noncontrolling interest	19,818	—
Other financing activities	—	(2,081)
Net cash provided by (used in) financing activities	506,740	(304,805)
Net increase (decrease) in cash, cash equivalents, and restricted cash	184,544	(150,201)
Cash, cash equivalents, and restricted cash, beginning of period	14,868	165,069
Cash, cash equivalents, and restricted cash, end of period	$199,412	$14,868

Proved Reserves

SEC Pricing

As of December 31, 2025, the Company reported total proved reserves of 5,921 Bcfe, an increase of 2,789 Bcfe, or 89%, compared to December 31, 2024, primarily driven by higher commodity prices and changes in planned drilling activity that resulted in upward revisions, as well as the acquisition of BKV Barnett II (formerly known as Bedrock Production, LLC). As of December 31, 2025, proved undeveloped reserves were estimated at 1,714 Bcfe, an increase of 1,451 Bcfe, or 553% compared to December 31, 2024.

The following table presents the Company’s reserves at SEC pricing, standardized measure of discounted future net cash flow (the “Standardized Measure”), and PV-10:

	December 31, 2025
SEC pricing (1)	Proved Developed	Proved Undeveloped	Total

Reserves (Bcfe)	4,207	1,714	5,921
PV-10 (millions) (2)			$2,788
Present value of future income taxes discounted at 10%			$(443)
Standardized Measure (millions)			$2,345
____________________________________________________
(1) Prices for natural gas, oil, and NGLs used in preparing our estimated proved reserves and the associated PV-10 Value based on SEC Pricing at December 31, 2025 were $3.39 per MMBtu (Henry Hub), $65.34 per Bbl (WTI Cushing) and NGL pricing equal to 34.4% of WTI Cushing, respectively.
(2) PV-10 is a non-GAAP financial measure. Please see “Supplemental Non-GAAP Financial Measures” below.

NYMEX Pricing

As of December 31, 2025, the Company reported total proved reserves of approximately 5,974 Bcfe, an increase of 1,056 Bcfe, or 21% compared to December 31, 2024. Reserves using NYMEX pricing increased primarily due to the acquisition of BKV Barnett II.

The following table presents the Company’s reserves at NYMEX pricing:

	December 31, 2025
NYMEX pricing (1)	Proved Developed	Proved Undeveloped	Total

Reserves (Bcfe)	4,268	1,705	5,973
PV-10 (millions) (2)			$3,082
Present value of future income taxes discounted at 10%			$(508)
Standardized Measure (millions)			$2,574
________________________________________________
(1) NYMEX strip pricing is as of market close on December 31, 2025.
(2) PV-10 is a non-GAAP financial measure. Please see “Supplemental Non-GAAP Financial Measures” below.

Volume of Derivative Activities

As of December 31, 2025, the Company’s derivative activities based on volume and contract prices, categorized by primary underlying risk and related commodity, by year, were as follows:

The following table represents natural gas commodity derivatives indexed to NYMEX Henry Hub pricing:

Instrument	MMBtu	Weighted Average Price (USD)	Weighted Average Price Floor	Weighted Average Price Ceiling	Fair Value as of December 31, 2025 ($ thousands)
2026
Swap	154,460,650	$3.86			$35,268
2027
Swap	79,825,383	$4.03			$11,938
Collars	37,662,319		$3.57	$4.00	$(3,225)
Call options	36,500,000			$5.00	$(9,372)
Put options	36,500,000		$3.00		$7,014
2028
Swap	51,995,323	$3.93			$11,480
The following table represents natural gas basis derivatives based on the applicable basis reference price listed below:

Instrument	Basis Reference Price	MMBtu	Weighted Average Basis Differential	Fair Value as of December 31, 2025 ($ thousands)
2026
Swap	Transco Leidy Basis	43,800,000	$(0.80)	$238
Swap	HSC Basis	54,750,000	$(0.32)	$7,408
Swap	Transco St 85 (Z4) Basis	36,500,000	$0.62	$4,225
Swap	NGPL TXOK Basis	47,521,249	$(0.36)	$3,384
2027
Swap	Transco Leidy Basis	7,300,000	$(0.77)	$36
Swap	HSC Basis	7,300,000	$(0.25)	$458
Swap	NGPL TXOK Basis	16,965,270	$(0.31)	$(93)
2028
Swap	HSC Basis	10,980,000	$(0.17)	$289

The following table represents natural gas liquids commodity derivatives for contracts, by contract type, expiring through December 31, 2027 based on the applicable index listed below:

Instrument	Commodity Reference Price	Gallons	Weighted Average Price (USD)	Fair Value as of December 31, 2025 ($ thousands)
2026
Swap	OPIS Purity Ethane Mont Belvieu	142,691,481	$0.25	$468
Swap	OPIS IsoButane Mont Belvieu Non-TET	10,075,218	$0.83	$185
Swap	OPIS Normal Butane Mont Belvieu Non-TET	16,928,342	$0.80	$836
Swap	OPIS Propane Mont Belvieu Non-TET	59,163,120	$0.69	$4,359
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	25,835,930	$1.37	$5,411
2027
Swap	OPIS Purity Ethane Mont Belvieu	79,965,970	$0.28	$935
Swap	OPIS IsoButane Mont Belvieu Non-TET	2,732,077	$0.76	$21
Swap	OPIS Normal Butane Mont Belvieu Non-TET	4,873,274	$0.74	$92
Swap	OPIS Propane Mont Belvieu Non-TET	15,478,884	$0.64	$309
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	6,777,531	$1.26	$783

Supplemental Non-GAAP Financial Measures
This release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to BKV, diluted EPS, net income (loss), net cash provided by operating activities, or any other measure calculated in accordance with GAAP.
As a result of C Squared Solutions, Inc.’s noncontrolling equity interest in the BKV-CIP Joint Venture that commenced on May 8, 2025, the Company has adjusted its non-GAAP measures of Combined Adjusted EBITDAX, Adjusted Free Cash Flow, and Adjusted Free Cash Flow Margin. Beginning in the second quarter of 2025, such non-GAAP measures will be adjusted to exclude the proportionate share of Adjusted EBITDAX and Adjusted Free Cash Flow attributable to the noncontrolling interested held by C Squared Solutions, Inc., and will be referred to as Combined Adjusted EBITDAX attributable to BKV, Adjusted Free Cash Flow attributable to BKV, and Adjusted Free Cash Flow Margin attributable to BKV. Such non-GAAP measures have been presented in this release for the comparative period have been calculated based on the updated definitions.

Adjusted Net Income (Loss) and Adjusted EPS

The Company defines Adjusted Net Income (Loss) as net income (loss) attributable to BKV before (i) non-cash derivative gains (losses), (ii) gains (losses) on contingent consideration liabilities, (iii) certain equity-based compensation expense, (iv) the portion of settlements paid (received) for early-terminated derivative contracts that relate to future periods, (v) other nonrecurring transactions, and (vi) the tax impact on these adjustments using a 23% statutory rate. The Company defines Adjusted EPS as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding.

We believe Adjusted Net Income (Loss) and Adjusted EPS are useful performance measures because they allow us to effectively evaluate our operating performance and results of operations from period to period and against our peers, without regard to our financing methods, corporate form, capital structure, or one-time events. We exclude the items listed above from net income (loss) in arriving at Adjusted Net Income (Loss) and Adjusted EPS because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Our presentation of Adjusted Net Income (Loss) and Adjusted EPS should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Other companies, including other companies in our industry, may not use Adjusted Net Income (Loss) and Adjusted EPS or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

The table below presents a reconciliation of Adjusted Net Income (Loss) to net income, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
($ Thousands, except EPS)	2025	2024	2025	2024
Net income (loss) attributable to BKV	$70,376	$(57,457)	$173,132	$(142,870)
Adjustment to net income (loss) attributable to BKV:
Net unrealized (gains) losses on derivatives	(89,021)	64,537	(113,164)	146,679
Forward month gas settlement (1)	21,417	9,858	11,217	9,543
Change in contingent consideration liabilities	—	297	—	(9,676)
Release of legal claims	—	(5,269)	—	(5,269)
Acceleration of equity-based compensation due to IPO	—	—	—	10,508
Gain on sales of non-operated interest in proved reserves	—	(1,112)	—	(6,563)
Impairment of asset held for sale	—	—	2,446	—
Loss on extinguishment of debt	—	—	—	13,877
Other nonrecurring transactions	10,747	—	32,573	—
Early settlement of derivative contracts (2)	—	—	—	(13,250)
Early settlements of derivative contracts related to the current period (3)	—	—	—	8,350
Total adjustments before taxes	(56,857)	68,311	(66,928)	154,199
Tax effect of adjustments	13,077	(15,712)	15,393	(35,466)
Total adjustments after taxes	(43,780)	52,599	(51,535)	118,733

Adjusted Net Income (Loss)	$26,596	$(4,858)	$121,597	$(24,137)

Adjusted Net Income (Loss) per basic share	$0.29	$(0.06)	$1.40	$(0.34)
Adjusted Net Income (Loss) per diluted share	$0.29	$(0.06)	$1.40	$(0.34)

Basic weighted-average shares of common stock outstanding	92,071	84,387	86,581	71,288
Add dilutive effects of TRSUs (4)	325	—	173	—
Add dilutive effects of PRSUs (4)	275	—	69	—
Diluted weighted-average common shares outstanding	92,671	84,387	86,823	71,288
_________________________________________________
(1) Natural gas derivative contracts settle and are realized in the month prior to the production covered by the contract. This adjustment removes the timing difference between the settlement date and the underlying production month that is hedged.
(2) Reflects total cash settlements during the period upon termination of certain natural gas commodity derivative swap and collar contracts prior to their contractual settlement date.
(3) When evaluating our operating performance and results of operations, early settlements of derivative contracts are “related to” the period that includes the underlying production month that was hedged. This adjustment removes the timing difference between the early termination date and the underlying production month that is hedged.
(4) Net losses are prohibited from including potential common shares in the computation of diluted per share amounts. Therefore, we have utilized the basic shares outstanding to calculate both basic and diluted Adjusted Net Loss per common share.

Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV
The Company defines Adjusted EBITDAX as net income (loss) before (i) non-cash derivative gains (losses), (ii) depreciation, depletion, amortization, and accretion, (iii) exploration and impairment expense, (iv) gains (losses) on contingent consideration liabilities, (v) interest expense, (vi) interest expense, related party, (vii) income tax benefit (expense), (viii) equity-based compensation expense, (ix) earnings (losses) from the Power JV, (x) the portion of settlements paid (received) for early-terminated derivative contracts that relate to future periods and (xi) other nonrecurring transactions. Combined Adjusted EBITDAX attributable to BKV is defined as Adjusted EBITDAX less Adjusted EBITDAX attributable to noncontrolling interest plus BKV’s 50% proportionate share of Power JV

Adjusted EBITDA. Adjusted EBITDAX attributable to noncontrolling interest is defined as C Squared Solutions, Inc.’s 47% proportionate share of Adjusted EBITDAX attributable to the BKV-CIP Joint Venture for the applicable period.

The Company excludes the items listed above from Net Income (Loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Other companies, including other companies in our industry, may not use Adjusted EBITDAX or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV are supplemental non-GAAP financial measures that are used by our management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, rating agencies and others to more effectively evaluate our operating performance and results of operations from period to period and against our peers. We believe Adjusted EBITDAX, and Combined Adjusted EBITDAX attributable to BKV are useful performance measures because they allow us to effectively evaluate our operating performance and results of operations from period to period and against our peers, without regard to our financing methods, corporate form or capital structure.

The table below presents a reconciliation of Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV to net income (loss), our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
($ Thousands)	2025	2024	2025	2024
Net income (loss)	$71,062	$(57,457)	$174,844	$(142,870)
Add back (subtract):
Net unrealized derivative (gains) losses	(89,021)	64,537	(113,164)	146,679
Forward month gas settlement (1)	21,417	9,858	11,217	9,543
Depreciation, depletion, amortization, and accretion	42,776	48,781	158,952	217,892
Change in contingent consideration	—	297	—	(9,676)
Release of legal claims	—	(5,269)	—	(5,269)
Interest expense	11,661	5,139	28,646	45,582
Interest expense, related party	—	—	—	5,181
Loss on early extinguishment of debt	—	—	—	13,877
Income tax expense (benefit)	16,725	(13,535)	35,431	(43,605)
Equity-based compensation expense	3,765	3,497	12,845	16,316
Gain on sales of non-operated interest in proved reserves	—	(1,112)	—	(6,563)
Impairment of asset held for sale	—	—	2,446	—
(Earnings) losses from equity affiliate	5,658	17,179	(14,895)	(10,423)
Other nonrecurring transactions	10,747	—	32,573	—
Early settlement of derivative contracts (2)	—	—	—	(13,250)
Early settlements of derivative contracts related to the current period (3)	—	—	—	8,350
Adjusted EBITDAX	$94,790	$71,915	$328,895	$231,764
Less: Adjusted EBITDAX attributable to noncontrolling interest (4)	(817)	—	(2,204)	—
Plus: 50% Power JV Adjusted EBITDA (4)	15,310	461	63,273	33,950
Combined Adjusted EBITDAX Attributable to BKV	$109,283	$72,376	$389,964	$265,714
________________________________________________
(1) Natural gas derivative contracts settle and are realized in the month prior to the production covered by the contract. This adjustment removes the timing difference between the settlement date and the underlying production month that is hedged.
(2) Reflects total cash settlements during the period upon termination of certain natural gas commodity derivative swap and collar contracts prior to their contractual settlement date.
(3) When evaluating our operating performance and results of operations, early settlements of derivative contracts are “related to” the period that includes the underlying production month that was hedged. This adjustment removes the timing difference between the early termination date and the underlying production month that is hedged.
(4) Non-GAAP financial measure, see below for a reconciliation of this non-GAAP financial measure to the most comparable financial measure in accordance with GAAP.

Adjusted EBITDAX Attributable to Noncontrolling Interest
We consolidate our noncontrolling interest in the BKV-CIP Joint Venture. The table below reconciles the Adjusted EBITDAX attributable to noncontrolling interest to the net income (loss) attributable to noncontrolling interest, the most comparable financial measure in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
($ Thousands)	2025	2024	2025	2024
Net income attributable to noncontrolling interest	$686	$—	$1,712	$—
Add back (subtract):
Depreciation and amortization (1)	131	—	492	—
Adjusted EBITDAX attributable to noncontrolling interest	$817	$—	$2,204	$—
________________________________________________
(1) Depreciation and amortization represents C Squared Solutions, Inc.’s proportionate share of income of 47% in the BKV-CIP Joint Venture for the three months ended December 31, 2025 and for the year ended December 31, 2025

Adjusted Free Cash Flow, Adjusted Free Cash Flow Attributable to BKV, Adjusted Free Cash Flow Margin, and Adjusted Free Cash Flow Margin Attributable to BKV
We define Adjusted Free Cash Flow as net cash provided by operating activities, excluding cash paid for contingent consideration, nonrecurring cash transactions, and changes in operating assets and liabilities, less total cash paid for capital expenditures (excluding leasehold costs and acquisitions). Adjusted Free Cash Flow attributable to BKV is defined as Adjusted Free Cash Flow less Adjusted EBITDAX attributable to noncontrolling interest, plus net contributions from noncontrolling interest.

Adjusted Free Cash Flow is not a measure of net cash flow provided by or used in operating activities as determined by GAAP. Adjusted Free Cash Flow is a supplemental non-GAAP financial measure that is used by our management and other external users of our financial statements, such as industry analysts, investors, lenders, rating agencies and others to assess our ability to internally fund our capital program, service or incur additional debt and to pay dividends. We believe Adjusted Free Cash Flow is a useful liquidity measure because it allows us and others to compare cash flow provided by operating activities across periods and to assess our ability to internally fund our capital program (including acquisitions), to reduce leverage, fund acquisitions and pay dividends to our stockholders. We define Adjusted Free Cash Flow Margin as the ratio of Adjusted Free Cash Flow for any period to total revenues, excluding derivative gains and losses, for such period. We use this metric to assess our liquidity relative to our revenues. Adjusted Free Cash Flow Margin illustrates the efficiency with which the Company generates Adjusted Free Cash Flow. We define Adjusted Free Cash Flow Margin attributable to BKV as the ratio of Adjusted Free Cash Flow attributable to BKV for any period to total revenues attributable to BKV, excluding derivative gains and losses and the 47% proportionate share of Adjusted Free Cash Flow attributable to C Squared Solutions, Inc.’s noncontrolling interest in the BKV-CIP Joint Venture. Adjusted Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) or net cash provided by (used in) operating activities determined in accordance with GAAP. Other companies, including other companies in our industry, may not use Adjusted Free Cash Flow or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

The table below presents our reconciliation of Adjusted Free Cash Flow and Adjusted Free Cash Flow attributable to BKV to net cash provided by operating activities, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
($ Thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$69,389	$43,762	$242,707	$118,538
Cash paid for contingent consideration (1)	—	—	20,000	20,000
Other nonrecurring cash transactions	10,747	—	25,848	—
Change in operating assets and liabilities	(16,347)	9,824	(12,756)	54,010
Cash paid for capital expenditures (excl. leasehold costs, acquisitions)	(88,771)	(48,142)	(297,740)	(100,916)
Adjusted Free Cash Flow (2)	$(24,982)	$5,444	$(21,941)	$91,632
Add back (subtract):
Adjusted EBITDAX attributable to noncontrolling interest	(817)	—	(2,204)	—
Net contributions from noncontrolling interest	7,554	—	25,490	—
Adjusted Free Cash Flow attributable to BKV (2)	$(18,245)	$5,444	$1,345	$91,632
Total revenue, excluding derivative gains and losses	$259,913	$178,077	$903,728	$615,133
Adjusted Free Cash Flow Margin (2)	(9.6)%	3.1%	(2.4)%	14.9%
Total revenue attributable to BKV, excluding derivative gains and losses, and the 47% proportionate share of revenue from the noncontrolling interest in the BKV-CIP Joint Venture	$258,801	$178,077	$900,119	$615,133
Adjusted Free Cash Flow Margin attributable to BKV (2)	(7.0)%	3.1%	0.1%	14.9%
__________________________________________
(1) Cash paid for contingent consideration is included as a deduction to arrive at net cash provided by (used in) operating activities and therefore, is added back for the purpose of computing Adjusted Free Cash Flow.
(2) The early termination of derivative contracts increased Adjusted Free Cash Flow by $13.3 million for the year ended December 31, 2024. In addition, Adjusted Free Cash Flows decreased by $16.2 million for the year ended December 31, 2025 due to premiums paid of $16.2 million from the purchase of a put option, and increased by $23.5 million for the year ended December 31, 2024 from the sale of a call option.

Power JV Adjusted EBITDA
We define Power JV Adjusted EBITDA as net income (loss) of the Power JV before (i) unrealized derivative gains/losses, (ii) depreciation and amortization, and (iii) interest expense.

The items listed above are excluded from the Power JV’s net income (loss) in arriving at Power JV Adjusted EBITDA because these amounts can vary substantially from company to company within the power industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Power JV Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Other companies, including other companies in the power industry, may not use Adjusted EBITDA or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

Power JV Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by our management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, rating agencies and others to more effectively evaluate our and the Power JV’s operating performance and results of operations from period to period and against our peers. We believe our investment in the Power JV is a strategic differentiator for BKV’s integrated energy solutions model. Investors in BKV may be interested in the results of the Power JV and the respective impact to BKV’s financial results. We believe Power JV Adjusted EBITDA is a useful performance measure because it allows us to effectively evaluate the Power JV’s operating performance and results of operations from period to period and against peers, without regard to financing methods, corporate form or capital structure.

The table below presents our reconciliation of Power JV Adjusted EBITDA to the Power JV’s net income (loss), the most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
($ Thousands)	2025	2024	2025	2024
Net income (loss)	$(11,317)	$(34,119)	$29,789	$21,085
Add back (subtract):
Net unrealized (gains) losses on derivatives	17,115	7,992	(4,810)	(64,061)
Depreciation and amortization	9,563	9,528	38,273	37,967
Interest expense	15,258	17,521	63,293	72,908
Power JV Adjusted EBITDA	$30,619	$922	$126,545	$67,899

50% Power JV Adjusted EBITDA (BKV’s proportionate share)	$15,310	$461	$63,273	$33,950

PV-10

PV-10 refers to the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%. PV-10 is not a financial measure calculated in accordance with GAAP because it does not include the effects of income taxes on future net revenues. PV-10 is derived from the Standardized Measure, which is the most directly comparable GAAP financial measure. Neither PV-10 nor Standardized Measure represent an estimate of the fair market value of our oil and natural gas properties. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and gas properties. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure reported in accordance with GAAP, but rather should be considered in addition to the Standardized Measure.